UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM SD
Specialized Disclosure Report

DXP ENTERPRISES INC.
(Exact name of registrant as specified in its charter)

Texas	000-21513	76-0509661
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation or organization)

5301 Hollister Street, Houston, Texas		77040

(Address of principal executive officers)		(Zip Code)

Kent Yee
Senior Vice President & Chief Financial Officer
713-996-4736
(Name and Telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

[] Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2022.

SECTION 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

DXP Enterprises, Inc. (hereinafter referred to as DXP or the Company or by terms such as we, our, or us) has filed a Conflict Minerals Report for the reporting period from January 1, 2022 to December 31, 2022, which is referenced in Item 1.02 below, filed as Exhibit 1.02 below, filed as an exhibit to this Form SD and also publicly available on our website at: www.dxpe.com within the “Investors” section under “Investor Relations” > “Financial Information” > “SEC Filings”.

Item 1.02 Exhibit

A copy of the Company’s 2022 Conflict Minerals Report is filed as Exhibit 1.01 attached to this Form SD.

SECTION 2 - EXHIBIT

Item 2.01 Exhibit

The following exhibit is filed as part of this report.

Exhibit 1.01 – Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the duly authorized undersigned.

DXP Enterprises, Inc.
(Registrant)

Date: May 31, 2023	By: Kent Yee
Senior Vice President & Chief Financial Officer

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